UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2013

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 4, 2013, and effective as of April 2, 2013, the Company entered into a Second Amended and Restated Promissory Note in favor of Mel Harris (the “Second Amended and Restated Harris Note”), which amends and restates the amended and restated promissory note issued by the Company to Mr. Harris in January 2013 (the “First Amended and Restated Harris Note”) in connection with a loan by Mr. Harris to the Company in the original principal amount of $200,000 (the “Loan”). The Second Amended and Restated Harris Note extends the maturity date of the Loan to July 1, 2013. The other material terms and conditions of the Second Amended and Restated Harris Note are substantially the same as the First Amended and Restated Harris Note.

The description of the terms of the Second Amended and Restated Harris Note does not purport to be complete and such description is qualified in its entirety by reference to the copy of the Second Amended and Restated Harris Note to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated herein by reference.

Item 3.02	Other Information.

On April 2, 2013, the Company issued a five-year warrant to purchase 500,000 shares of its common stock at an exercise price of $0.25 per share. The exercise price and number of shares for which the warrant is exercisable are subject to adjustments for certain customary events. The warrant was issued in exchange for services performed for the Company by the recipient. The warrant may be exercised on a cashless basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2013	GRANDPARENTS.COM, INC.

	By:	/s/ Joseph Bernstein
Joseph Bernstein
Co-Chief Executive Officer, Chief Financial Officer and Treasurer